EXHIBIT 99.1

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	3 Months Ended
	9/30/03	9/30/02
Sales:
Products	$20,651	$15,723
Services	2,742	1,358

Total sales	23,393	17,081

Cost of sales:
Products	9,305	7,499
Services	1,009	841

Total cost of sales	10,314	8,340

Gross profit	13,079	8,741
Gross profit %	55.9%	51.2%

Operating costs and expenses:
Selling, general, and administrative	12,335	11,693
Research and development	4,407	3,890

Total operating costs and expenses	16,742	15,583

Income/(loss) from operations	(3,663)	(6,842)

Interest income/(expense)	310	378

Net income/(loss)	$(3,353)	$(6,464)

Net income/(loss) per share –
Basic and diluted	$(0.12)	$(0.35)

Weighted average shares outstanding used to compute net loss per share –
Basic and diluted	26,878	18,250

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	9 Months Ended
	9/30/03	9/30/02
Sales:
Products	$57,317	$47,424
Services	6,764	3,453

Total Sales	64,081	50,877

Cost of sales:
Products	23,982	22,666
Services	2,976	2,406

Total cost of sales	26,958	25,072

Gross profit	37,123	25,805
Gross profit %	57.9%	50.7%

Operating costs and expenses:
Selling, general, and administrative	31,933	30,262
Research and development	11,457	12,767

Total operating costs and expenses	43,390	43,029

Income/(loss) from operations	(6,267)	(17,224)

Interest income/(expense)	1,499	1,403

Net income/(loss)	$(4,768)	$(15,821)

Net income/(loss) per share – basic and diluted	$(0.22)	$(0.87)

Weighted average shares outstanding used to compute net loss per share	21,296	18,199

INTUITIVE SURGICAL, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(IN THOUSANDS)

	9/30/03	6/30/03
Assets
Current assets:
Cash and cash equivalents	$12,478	$17,681
Short-term investments	22,971	25,169
Accounts receivable, net	23,656	21,855
Non trade receivable	500	—
Inventories, net	12,746	13,601
Prepaid expenses	2,753	2,046

Total current assets	75,104	80,352
Property and equipment, net	10,688	11,630
Goodwill	142,995	142,658
Other assets	9,977	10,843

Total assets	$238,764	$245,483

Liabilities and stockholders’ equity
Current Liabilities:
Accounts payable	$11,420	$17,204
Accrued compensation and employee benefits	5,248	5,282
Warranty provision	1,331	2,005
Restructuring Reserve	1,332	3,444
Accrued liabilities	2,629	2,485
Deferred revenue	9,224	7,131
Current portion of notes payable	1,156	1,244

Total current liabilities	32,340	38,795

Notes payable	950	1,235
Long term deferred revenue	827	877

Stockholders’ equity
Common stock	27	27
Preferred stock	—	—
Additional paid-in capital	337,738	334,162
Deferred compensation	(375)	(434)
Accumulated deficit	(133,559)	(130,206)
Accumulated other comprehensive income	816	1,027

Total stockholders’ equity	204,647	204,576

Total liabilities and stockholders’ equity	$238,764	$245,483